As filed with the Securities and Exchange Commission on June 14, 2021

Registration No. 333-237216

Registration No. 333-231289

Registration No. 333-225138

Registration No. 333-172371

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT (FILE NO. 333-237216)

FORM S-8 REGISTRATION STATEMENT (FILE NO. 333-231289)

FORM S-8 REGISTRATION STATEMENT (FILE NO. 333-225138)

FORM S-8 REGISTRATION STATEMENT (FILE NO. 333-172371)

UNDER THE SECURITIES ACT OF 1933

LEAF GROUP LTD.

(Exact name of registrant as specified in its charter)

Delaware	20-4731239
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1655 26th Street

Santa Monica, California, 90404

(Address of Principal Executive Offices, including zip code)

Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan

Amended and Restated Leaf Group Ltd. 2010 Incentive Award Plan

Leaf Group Ltd. 2010 Employee Stock Purchase Plan

(Full title of the plans)

Sean Moriarty

Chief Executive Officer

Leaf Group Ltd.

1655 26th Street

Santa Monica, California 90404

(310) 656-6253

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam Wergeles	Anthony J. McCusker Bradley C. Weber
Leaf Group Ltd.	Goodwin Procter LLP
1655 26th Street	601 Marshall Street
Santa Monica, California 90404	Redwood City, California 94063
(310) 656-6253	(650) 752-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Leaf Group Ltd., a Delaware corporation (the “Registrant”):

•                                Registration Statement No. 333-237216, filed with the SEC on March 16, 2020, pertaining to the registration of the offer and sale of 1,200,000 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), reserved for issuance under the Amended and Restated Leaf Group Ltd. 2010 Incentive Award Plan, as amended from time to time (the “2010 Plan”);

•                                Registration Statement No. 333-231289, filed with the SEC on May 8, 2019, pertaining to the registration of the offer and sale of 1,200,000 shares of Common Stock reserved for issuance under the 2010 Plan;

•                                Registration Statement No. 333-225138, filed with the SEC on May 23, 2018, pertaining to the registration of the offer and sale of 4,034,396 shares of Common Stock reserved for issuance under the 2010 Plan; and

•                                Registration Statement No. 333-172371, filed with the SEC on February 18, 2011, pertaining to the registration of the offer and sale of (i) 19,578,954 shares of Common Stock reserved for issuance under the 2010 Plan (then referred to as the Demand Media, Inc. 2010 Incentive Award Plan), (ii) 10,000,000 shares of Common Stock reserved for issuance under the Leaf Group Ltd. 2010 Employee Stock Purchase Plan (then referred to as the Demand Media, Inc. 2010 Employee Stock Purchase Plan), and (iii) 12,299,910 shares of Common Stock reserved for issuance under the Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan.

The Registrant is filing this Post-Effective Amendment to the Registration Statements to deregister all securities that remain unsold under the above-referenced Registration Statements.

On June 14, 2021, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 3, 2021, by and among Graham Holdings Company, a Delaware corporation (“Parent”), Pacifica Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under such Registration Statement that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on June 14, 2021.

LEAF GROUP LTD.

By:	/s/ Adam Wergeles
Adam Wergeles
Executive Vice President and General Counsel

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